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Air Liquide announces agreement to acquire Airgas
Transcript for New York Investor Call
18/11/2015 5:30PM to 6:30 PM EST

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. L'Air Liquide S.A. ("Air Liquide") and Airgas have identified some of these forward-looking statements with words like "believe," "may," "could," "would," "might," "possible," "will," "should," "expect," "intend," "plan," "anticipate," or "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transactions described in this press release, Air Liquide's operation of Airgas's business following completion of the contemplated transactions, and statements regarding the future operation, direction and success of Airgas's businesses. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the contemplated transactions; uncertainties as to the approval of Airgas's stockholders required in connection with the contemplated transactions; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the announcement of the contemplated transactions making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transactions; transactions costs; actual or contingent liabilities; and other risks and uncertainties discussed in Airgas's filings with the U.S. Securities and Exchange Commission (the "SEC"), including the "Risk Factors" sections of Airgas's most recent annual report on Form 10-K. You can obtain copies of Airgas's filings with the SEC for free at the SEC's website (www.sec.gov). Neither Air Liquide nor Airgas undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find it
Airgas intends to file with the SEC a proxy statement in connection with the contemplated transactions.  The definitive proxy statement will be sent or given to Airgas stockholders and will contain important information about the contemplated transactions.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC's website at www.sec.gov.
Certain Information Concerning Participants
Airgas and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Airgas investors and security holders in connection with the contemplated transactions.  Information about Airgas's directors and executive officers is set forth in its proxy statement for its 2015 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC's website at www.sec.gov.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that Airgas intends to file with the SEC.

Erin Sarret, Investor Relations, Air Liquide
Hi, welcome everyone.  We're delighted to have a second webcast today, this one being live with the sell side analysts here in New York after our 8.30 a.m. early start in Paris.
We're quite excited today to go through the same presentation with both our Chairman and CEO Benoît Potier, as well as Senior Vice-President Pierre Dufour.  After we'll open for questions because we also have with us here in New York, Peter McCausland, Executive Chairman of Airgas and Michael Molinini, President and CEO of Airgas.  So questions will be open for the question and answer session to all four executives if you could just direct your questions.
Since we do have more than ten analysts here in the room they will be given priority on the questions and we will have a hard stop at 6.30 p.m. Eastern Time.  Please note that both IR teams are available for any conference calls or questions afterwards if you don't feel that all your questions were answered, we are available after.  Please  note also that the full year results for Air Liquide will be published on 16th February 2015.  Thanks so much and over to you.

Benoit Potier
Chairman & CEO
Air Liquide

Thank you very much and good afternoon, thank you for being with us, this is really a great day for us, we are really delighted to be with you and announced this great combination between the Air Liquide business and the US with Airgas.  I will immediately start with Page 3 of the presentation telling you that this will be a new step in Air Liquide's growth strategy, we're then really pursuing a strategy to deliver profitable growth over the long term. I think every word is important, our strategy is growth but it must be profitable and it is really for the long term.
I think the combination of our businesses here really ticks well with the strategy.  We invest in growth markets, North America is the fastest growing market of all the advanced economies.  Enhance competitiveness, which was one of the pillars of our strategy, I think the supply chain integration and the multiple distribution channels will actually bringing this competitiveness that we are looking for, in particular in North America.  And three; leveraging innovation.  With this wider customer base it will be ideal for our advanced technologies and the deployment of all these technologies.  The market in the US will represent 20% to 25% of the growth in the industrial gas market worldwide mid-term and we expect the market to be at about $22billion in 2020.
This is a game-changing combination.  Why?  Because Airgas is really a leading national player, the fact that in the merchant business you have a national position is extremely important, we probably don't realise that but this is a day-to-day business delivery products and services to a lot of customers.  So density is important, scale is important and access to a market like the US market is also essential.  Airgas has been a recognised leader and a national player in packaged gases and they have about 25% market share, more-or-less.
Over the years they've built a multichannel distribution network and they are now the most advanced industrial company in ecommerce.  Now don't underestimate that, this is a very important point for the future and the evolution of the merchant business, not just in the US and everywhere.  I think this is why we are very, very confident in the combination because we think it creates the best platform for innovation and advanced products and business model for the two companies.
In a nutshell, I think the transaction is well known, on Page 6.  The price per share is $143, with an Enterprise Value of $3.4b.  About 50% premium over one-month average share price and 20% premium over the 52-week high share price.
The multiple, in terms of multiple, the EBITDA multiple after synergies is at slightly less than 10x and we have estimated synergies being over $300m pre-tax.  We can discuss that further as we go but we are very confident that those synergies are really on the table.
In terms of financing for Air  Liquide that was in two steps; the bridge loan which has been underwritten by banks already; and then phase two would be refinancing through euro and dollar bond issues and a capital increase of Air Liquide between €3b and €4billion.  With an objective to remain and A company under Standard & Poor's rating, A can be A-minus or A, not just a firm A, but we want to remain in the A category in the end.

The timing, we will be delighted to close as soon as possible of course. Two major events must happen, one is the Board of Airgas -- sorry the Board was of course (inaudible) and the AGM must also approval the deal.  And, of course, the transaction is subject to the customary authorities, in particular the Antitrust Authority.  But we are well-prepared, we've prepared ourselves at Air Liquide earlier in the game and in the discussions with Airgas we made sure that we had a compelling presentation to make to the FTC, so I think we are quite well-advanced in that regard.
If we just look at the positioned that the combined Group is going to have across geographies.  Air Liquide is already number one in Europe, Middle East and Africa and also in Asia-Pacific, we will now be the number one in North America.  So three number one positions.
In business segments, the history of Air Liquide has been around IM, we sometimes forget it but we created the company around cylinders and (inaudible) and that was 100 years ago.  Progressively we developed the large industries and the healthcare sector and lately the electronics sector, but with that combination we will become the number one in industrial merchant, the number in large industries and co-number one in electronics.  So we will be ideally positioned for long term growth.
Pierre can you just take over from me now.
Pierre Dufour
Senior Executive Vice President
Air Liquide
Yes, I want to do, there's quite a little bit what Airgas is, which is a pretty daunting task with the Chairman and CEO in front of me, so I will need to apologise in advance if I make any little misrepresentations here, I don't think I will.
First of all, all of you here know, because you've been following Airgas, it's a company that was founded in the 1980s, it started out as an aggregator of the small distributors and grew through 450 acquisitions through this period, to become the leading company in the merchant business in the US.
In the last five-plus years Airgas has transformed itself from being only an aggregator into being a real operating company with operating systems and with an integrated model that is second-to-none in our industry, especially as it relates to through the combination of hardgoods and gases to a lot of the (inaudible) customers.  And also through the channels of distributions that this business entails.
So what we have now is a company that has an unrivalled customer base, over a million customers in every state of the Union.  A multi-channel distribution network with both some large customers that are served or contracted through [technical difficulty], all the way down to very small customers that are dealt with through stores and indeed telemarketing, telesales and ecommerce and all the variations of that.  So it's a very well-integrated company not only in the business technically speaking but also in the channel (inaudible).
It also has a very strong track record as they've grown and grown by leaps and bounds over the last 23 years and has also delivered quite a good value to their customers over that period, the margins have been very good.
As I said, it's a major player in the US market and what's interesting about Airgas, and very few people I think realise that, aggregation of all the companies was mostly done with companies that have something like -- Airgas has been acquiring companies which probably had a business mix of something between 50% and 55% hardgoods and the rest of it being gas.  And they transformed this business overall into a company that does more than 60% gases and a little bit less than 40% of hardgoods which just proves that the business has been concentrating on gases and not on hardgoods, which is a very good strategy and part of the fit with Air Liquide's way of looking at the business.  So this is a very, very important mind-set, gases are the dominant and the other businesses are complementary to the gases.  This is very important for us.

The multichannel distribution network is also unmatched in our industry. From the 1,000 or so sites within the country, a little over 1,000, together with ecommerce, together with telemarketing for ecommerce and together with the industry specialists and the (inaudible) managers in this field I think we have here a very, very (inaudible) multichannel distribution system which covers all of the segments of the industry.
The customer base is interesting because it covers every segment of the industry in the US, it's very resilient in that it's got, again, every segment of industry is covered.   And even if today we have the headwinds in the oil exploration and production end market segment and the segments feeding into that segment, yet the sales of Airgas have grown although a little bit slower than before because of this very bad headwind.  But they have grown nonetheless, all the other segments have been compensating for the fact that the oil production and exploration segment has been low.  And by-the-way this headwind has been faced by everybody in the industry so it's not specific to the Airgas model.
Long term we think that the US market is reindustrialising is going to be benefiting from the low energy prices and is going to grow again considerably over the coming years.
So with 17,000 professionals, one million customers, 1,000 sites, being present in every customer segment from healthcare to construction, metal fab to basic materials, so everything, I think we have here an unrivalled customer base.
The track record I've mentioned, the track record has been superb with 8% compound growth over the last 10 years and 15% compound growth in value creation to shareholders in that period.  So that proves that the company has been managed not only for growth but also for value and that's very important again.
Benoît, back to you.
Benoit Potier
Chairman & CEO
Air Liquide
Yes, thank you Pierre.  So if we look now at why it's a game-changing acquisition.  First I would like to just spend a couple of seconds on the US which is definitely a very attractive gas market.  If we just look back at the growth, where the growth was coming from in the past few years, it was coming from the developing economies and what we see is that many developing economies today have reached a sort of phase of transition with slow growth and we see the aggressive convergence of global growth rates in the world.  In this context the US is a very attractive gas market, the largest, fastest-growing, 20% to 25% of mid-term growth and 4.5% growth over the next five to six years.

This is all supported by the structural strength of the US economy and we've picked up those that are really relevant to the business.  Number one is competitive natural gas feedstock and energy pricing which drives investment and manufacturing.   The raising environmental awareness may seem a little bit strange here in the US, but as we grow we think that energy and climate change transitions will happen somehow everywhere including the US and it will give us good opportunities.
The society driven change such as healthcare transformation and ageing population.
And finally, what is really exciting in this combination is a sort of unique access to the US high-spec and innovation driven environment and I'm in particular thinking about the digital revolution that we're seeing not just in the US in the whole world.  Now the US has a clear advantage in that regard, this is the one market where there's a lot of technology diversity and start-ups are located here.  The [technical difficulty] capital venture are also located here in the US so you have all the ingredients to make it happen.
If we just zoom a little bit on the packaged gas, Page 16.  The US is still a good market for consolidation and major players hold about 50% but it means that independent players also have 50% of the market.
Can we do something about the sound?
Unidentified Company Representative
We don't know what's happening with the sound, we're sorry for everyone on the line.  I know you guys hear it fine, in this room we've developed an echo in the last, since Pierre started speaking and it's quite annoying because they can barely here themselves.
Benoît Potier
Okay, I'm going to go on and just forget this now.
Unidentified Company Representative
Yes, so speak very loud and we can turn it down as much as possible.
Benoît Potier
Okay, thank you.
Unidentified Company Representative
Everyone in the room, if you could turn off your phones, maybe that's causing interference.  That's the only thing we can think of.  Thank you.  Sorry for the people on line that you have to experience our total technical difficulties.

Benoit Potier
Chairman & CEO
Air Liquide
Okay, so US packaged gas definitely is also a good opportunity for future growth.  Now, if we now look at the structure of the market and in particular the combination of the two businesses, we as Air Liquide are more in the primary production including large industries and bulk distribution.  We have 80% of our business here which is done in terms of packaged gas through distributors.  Airgas is exactly the opposite, so by combining the two we definitely have access to customers and we occupy most of the other distribution channels.
I think for the transformation of the packaged gas business in the US it is absolutely central and this is one of the most, the best reason why we think this combination is unique.
I was mentioning earlier the ecommerce and the fact that Airgas is today making about 10% of their sales through ecommerce and telesales, I think it's a good beginning and I must admit that they are advanced if we compare where they are today with where Air Liquide is as a company, definitely in the US but also in Europe.
When we look now, on Page 18, on the other businesses of Air Liquide, we have clearly a very good leadership in large industries and electronics worldwide, but also a very good position in the US.  When we add on the merchant bulk business of Air Liquide and Airgas we have a leading position as well, and packaged gas would also lead us to have the best position.  So on the four business segments that we mention on Page 18, large industries, merchant bulk, packaged gas and electronics, the combination will be highly complementary and we will definitely create value as a result of that.
The next page is just a brief slide on the innovation and the fact that through this multichannel distribution and the innovation that Air Liquide has in the pipeline, but has also in part introduced in North America, in particularly in Canada in the metal fab business, we know that those innovations work well in the US market.  We know that they will create value and we are very confident that we have exactly what we need to create this unique platform.
Finally, in terms of global footprint, Page 20, the combination of the two businesses will balance the Air Liquide business worldwide much better between Americas and Europe, Asia-Pacific remaining at around 20%, Americas will be the leading zone of the Group at 42% and Europe will go down from 48% to 37%.
Financials, I think you've seen that, it has been published for now more than 24 hours, so I don't need to go into the details.  We'll be happy to answer your questions.
The highlights are definitely more than $300million of highly executable synergies, more than 70% of them coming from cost.  It's all about gas sourcing and procurement.  It's absolutely obvious, given the structure of the market today, that by combining the two businesses the synergies will be there.  The plant loading, of course will be a plus.
Distribution efficiencies, not just by relocating the different dispatch centres and operation centres, but also by putting technologies that both Airgas and Air Liquide have today on trucks and tanks.  The optimization of the distribution business in general and, of course, we'll have the usual sites and admin optimization.  So we are very confident that the synergies will be delivered.

There will also be some volume growth synergies of about 30%, or less than 30%. The timing will be different, two to three years for the cost and about four years for the volume.  The volume synergies were already experimented in Canada because that's what we did with Canada bringing innovation from Europe to Canada, so we are quite familiar with transferring those technologies to North America.
The deal is going to be a value accretive transaction, we took the pro-forma Group sales in 2014, the sum of the two will give us, on the pro-forma 2014 numbers, slightly more than €19 billion of sales.
The OIR, the margin ratio after depreciation will go slightly down from 17.1% Air Liquide to 16.1%.  This is mainly due to a business mix because if we look at the margin ratio in every single business segment, I think Airgas is at par with Air Liquide in terms of bulk business.  The gas part of the business of Airgas is in the ballpark, the hardgoods business of course is different, it's more a trading business and it doesn't have the same margin ratio.  But if you also look at the past 10 years of performance of Airgas you'll see that the margin ratios have been improving significantly from about 8.9%, 9% about 10 years ago, to more than 12% now.  This is a 300 basis points improvement and we think that by combining the two businesses there is still room for margin improvement.
The expected EPS accretion from Year 1 is there and we have an objective to return to double-digit ROCE in five, six years, recognising that the Air Liquide ROCE is going to be impacted in early years.
Now and let's make a point on that.  We tend to forget every single large industry deal is always a significant investment first year and then a generation of cash flow, so if you take the normal return on capital employed of any gas business, be it in the large industries or in the cylinder business, you start by investing so your return is low for the first year and then you generate this cash flow which is a very sustainable and solid cash flow and over time you get the return on your investment.
So the model is the model which is intrinsic to the gas industry, so when you overemphasise the return in the first years you probably make the mistake that we all do when we forget that we also do the same type of approach in our large industries business.  So this is why we tend to take a mid-term approach, we want to achieve a double-digit return after year five or six.  We have everything we need to achieve that objective and we will be managing the company on that basis.
The refinancing is clearly to maintain an A category rating and then it will be a mix of capital increase and bonds, both US dollar and euro, this is being worked out, but there is nothing really specific to say about that.  We have hundreds of banks that have knocked on our door already so you can easily imagine that it will not be an issue for us, for Air Liquide.
And finally the timing, the approval process.  The merger agreement was unanimously approved by Airgas' Board of Directors which is a very important issue for us and we are very pleased that it was done on a very friendly basis with the Airgas team.
We now need a simple majority of shareholders from Airgas which is required in an extraordinary AGM, a last step which we are waiting for.
The transaction is subject to the antitrust authorities and the regulatory authorities and then immediately after we'll be closing.
So in a nutshell, we are going to create a unique business combination, the best platform in North America through our work and innovation.  It will strength Air Liquide's ability to grow in North America but also in the merchant business which is the number one business already for Air Liquide, so this is why it's an important business.  And world leadership in gases, technologies and services for industry and health will be back and to us it's rather important as well because we will set the tone for this industry, the way we've tried to do it in the past and I think this combination will give us the opportunity to do it.
Thank you and we're now ready for questions.
[Technical difficulty]

Q&A Session
Unidentified Company Representative
We're fortunate to have  Mike Graff with us as well, lot's planes delayed, so thank you for the little intermission, we'll now open for questions.  Nils, go ahead.
Nils Wallin - CLSA
Thank you.  Nils Wallin, CLSA.  I was wondering if you would speak to what you think might be required from the DoJ, FTC, if you think there are any type of divestments that you would be need to get the deal done.
Benoît Potier
Sure, Pierre do you want to take that?
Pierre Dufour
Yes, sure.  As we explained, the business is very complementary so the overlaps actually are present in certain areas but not that significant.  So this is not the first acquisition we do in the US, we did Messer a few years ago, so we know exactly how the FTC works and the logic they have and the algorithms they use to evaluate the positions.  So we've already started to work on that and we expect that there will be some divestitures but we expect them to be minor given the overall size of the businesses.
Unidentified Company Representative
Laurence you had a question.  Laurence Alexander from Jefferies.
Laurence Alexander - Jefferies
So this would be I guess all three of you, is can you speak to how the synergy targets and the integration process effect Airgas' assumptions around operating leverage, your own productivity targets, the opportunity for incremental acquisitions in the packaged gas area while the deal process is underway, and also just can you both address sort of why now?
Pierre Dufour
Yes, I'll start with the synergies and then pass the baton to my colleagues.  The synergies are going to be, well the integration plan of course is key to how we do the synergies.  What we have decided to do is integrate our IM business, our merchant business in the US into Airgas' so that we don't try to force a kind of reverse synergy.  It's a $5billion-plus business, our business is in merchant is probably around $1billion, so we're going to be integrating our business into theirs.

We are going to be using the SAP system which is the brand new management system that Airgas has invested a lot in in the last many years, and we want to make sure that the integration does not destroy the culture that has been a key success factor of Airgas.  So that's the first thing.
So the synergies have been -- this assumption has been at the core of our synergy evaluation and I think it's a very solid plan.  Normally when you do a thing like this you start to work on a detailed plan of synergies after you have a deal, we've started probably more than two months ago to evaluate, at the beginning from publicly available data and later as a due diligence progress, and I think as we went through we found out that synergy assumptions actually were 90% comforted by due diligence.  So we are very happy that it turned out that way because we have to kind of flip on your head to redo them all, no, everything that we had planned for basically proved out as we went through due diligence.
So we think that these synergies are very actionable and they're very actionable because we are integrating the smaller business into the bigger business and not doing an ego trip of saying 'We are the big Air Liquide we will integrate Air gas into us.'  We're not taking that approach at all, we're doing the reverse approach and we want to inject the Air Liquide advantages into the Airgas model, not the other way around, in the US.   So this is the logic of the integration and the synergy calculation that came from.
A big part of the synergies is, of course, is the procurement of the gases that are needed to be put in cylinders.  Airgas has had the strategy of having a reasonably low percentage of self-production of their gases, they were mostly buying the gases.  Now they are about probably 30% to 40% self-producers and Air Liquide has had the strategy in the US that was based for historical reasons on large industries, so most of if not all of our gases are self-produced.  So we have some capacity in the market, so by leveraging this capacity and gaining on product supply will be an extremely big part of the early synergies that we have.
Of course the long term contracts that Airgas has for supply will be respected, but as we go forward we will leverage our own capability to do piggyback liquid product and liquid production in general as much as we can into the business and this is a big part of the synergies.
Benoît Potier
The second question, if I may, and then we'll go to the third one.  The incremental acquisitions have been one of the strengths of Airgas for 30 years, they have done more than 450 acquisitions.  The process has been industrialized, integration of new bolt-on acquisitions has been day-to-day business so we intend long term to keep that sort of momentum and it will be part of the growth of Airgas in the future, and Airgas and Air Liquide combined.  So we don't intend to stop that, I think it's part of the model and it's one of the values.
While the integration will take place I think we'll try to preserve, of course, the value of Airgas business and Air Liquide business, so there is no way we will just change everything.  Integration as such will be done by a team, we had discussions between Air Liquide and Airgas about who will be in this team, how this team is going to operate and I think we are quite clear now who is going to be leading the teams, so we'll have an integration team and we'll have an operating team just delivering the day-to-day business.
So we are very confident that everything is in place to ensure the continuity of the business and the preservation of the value.
Why now?  I think Peter is much better placed than we are to answer that question.

Peter McCausland - Executive Chairman, Airgas.
Well I would just say that integration is a core competency of Airgas and judging from the quality of the people that Pierre brought over on the Air Liquide team to do the due diligence, I'd say there are some very strong people there too.  We're ready to get started and our discussions along those lines are pretty far advanced and you can expect us to be moving quickly.
I don't see this integration having a negative impact on our many BPI programmes throughout Airgas.  We have a lot going, as any company post-SAP does, and I don't think it's going to have an impact on the pace of our acquisition, so I think that will continue to happen.
What we've seen as, and I didn't come up with the growth synergies, that's Air Liquide's job, but I know our people are very excited about the growth synergies because Air Liquide has many core competencies that we don't have and they have amazing relationships with large industry customers.  We grew up in the packaged gas business and we have over a million customers, many of which buy their bulk merchant gases from other people and I would correct one thing that Pierre said, to the 40%, that's the geography that we cover with our bulk plants, we actually supply about 60% of our molecules and buy the rest from competitors, or suppliers as we like to call them, and our bulk business grows twice as fast in areas where we have our own production.
So we're really excited about this and the 'Why now?' question is that Pierre and I were working on some commercial transactions that had nothing to do with this and there were other people, like Mike Graff at Air Liquide and Mike Molinini who were working on things like hydrogen and some swaps and during the course of these discussions I think we came to the conclusion that our two companies make great partners, our businesses are very complementary, not a lot of overlaps. What we bring to this merger is different from what Air Liquide brings but we think the combination is dynamic and I can tell you that our people are really excited about it.
Unidentified Company Representative
Thomas Gilbert, UBS.
Thomas Gilbert - UBS
I'm afraid four questions, I'll sorry, I'll be quick.  Can Air Liquide remind us what their global and US sales in hardgoods in IM, that's booked in IM, is so that we can dimensionalise that business mix -- Air Liquide today excluding Airgas.
The second question is for Peter, how much time did you give Air Liquide in terms of looking into the books in terms of due diligence and was this an auction process or was this basically a one-to-one, was Air Liquide invited exclusively to look at the business.
The third one, and I'm a European Gas Analysts, so forgive all the people who know this, I screened a couple of transcripts of the recent quarterly conference calls and the Lincare relationship came up and them insourcing after the Linde acquisition their own needs.  Is this done, this drag on growth in healthcare, if I understood this correctly this was a drag on growth, are we done with this?
And then the final question, coming back, so you're saying 60% of your gas needs are captive and 40% is external?  Did I get this right?  And of this 40% how much is on long term contract and how much can Air Liquide immediately plug into?

Pierre Dufour
Maybe I'll take the question on hardgoods.  Our hardgoods business worldwide is small.  We have a decent business in Canada but Canada's economy is one-tenth that of the US economy so the hardgoods market goes in the same vein, so it's probably 10% of the hardgoods business that Airgas has in the US.  That's the country where we have the most, elsewhere it's only little bits here and there and not very, I mean we have a hardgoods business in Morocco, for example, but it's very small.  So basically it's Canada, Canada-plus, and it's about 10% of the hardgoods business Airgas has today.
Thomas Gilbert
Thank you.
Peter McCausland
I would say that the due diligence process was very open and lasted as long as Air Liquide want it to last.  They were very thorough and asked a lot of very good questions, but Airgas is a very transparent company and we always have been and the analysts in the US who follow you, us, will tell you that.  So it was pretty easy and we have a very clean balance sheet and I think we did a good job presenting what Airgas is all about.  So it went fairly quickly.
I don't really want to get involved with any discussions about who else might have been interested in Airgas, we haven't filed our proxy yet and that will happen shortly, very quickly I hope, and then you can be guided by that.
There was a question on bulk?  Michael, why don't you take the gas contracts.
Michael Molinini -- President and CEO, Airgas.
Yes, in the synergy period that's been identified here there are significant volumes of gas contracts that will expire within the timeframe of these synergies outlined in this document.
Thomas Gilbert
But remind me, because there was -- is it 60% --?
Michael Molinini
It's 60% in volume and 40% I geographies.
Thomas Gilbert
Okay, yes.
Michael Molinini
Let me clarify, that's only LOX, LIN, 60%.  Argon, it's much lower, helium, hydrogen it's lower still.  On CO2 we're probably up around 80%, 90%.
Thomas Gilbert
Okay, and then the Lincare effect?

Peter McCausland
To the extent that Linde can supply Lincare the decline is over.  However if they chose to invest in additional capabilities that are no in place today, Lincare is still a customer in places where Linde cannot supply them.
Thomas Gilbert
But a headwind, as it were.
Peter McCausland
In today's world, yes, with Linde's ability to supply Lincare, yes.
Thomas Gilbert
Thank you.
Unidentified Company Representative
Next question in the room.  Anyone have one?
Unidentified Audience Member
(Inaudible) with UBS.  Just a quick question on the (inaudible) synergies.  Any specific markets you're looking at or any specific opportunities there?  If you could just expand on that maybe a little bit.
Pierre Dufour
I'm not sure I understand your question sorry.
Unidentified Audience Member
So for the synergies, the 70% cost savings, 30% you said was volume and growth.  I'm just curious where they focus and what you can bring there, you mentioned Air Liquide has good practice of being able to do that.  I'm just wondering some examples you can give where you're focused.
Pierre Dufour
Well our synergies build up is very comprehensive list of actions, from the pure G&A things all the way up to the cross-selling of products and services.  And no pocket of this is predominant in the overall thing, it's right across the whole spectrum and we have synergies that have been identified in every business process that we have, that we will have collectively.
The volume or the primary production synergies are quite quick and easy to identify, so those are pretty straightforward examples.  We also have some significant synergies we think in bulk distribution where we are going to be looking at we do bulk distribution, how Airgas does bulk distribution, what are the technologies involved and basically conversion of technology that's the most efficient and I think there are significant synergies in there as well.
So it's probably going to take another year before we've finished doing all of this as the devil is in the detail, it's not like a supply contract which is produced straightforwardly, in this thing it's a very detailed analysis, so it's probably going to be a Year 2 synergy announced but it's there and we've identified what it might be and the following due diligence basically has confirmed that these (inaudible) basically are correct.

Then we have our own cylinder business which today is small in the US, it's okay but it's not great because the density is not there and it's not national, it's not part of the national environment.  So we think there's going to be a lot of synergies there to incorporate this existing cylinder business into the Airgas system.  So we have these examples of things but there's so many of them and every aspect of the business has been looked at and has been looked in the angle of how can we do better now that we have the platforms and how can Airgas' existing business do better given the technologies that we have.
So we've gone through this and in a very detailed manner and the work is going to start Monday morning on how do we get all of this to be made now in specific actions plans with a person responsible and a timing and an amount and all of that will start Monday morning. But it's not like we have one big brick of synergies, that's going to fall or not fall, the synergies are going to be, they're out of the whole spectrum of businesses and activities and business processes.
The bigger ones or the easiest to identify are around supply and distribution and there is also a lot of things about region management, the region management structure, we have one, they have one, we will end up with only one so there's going to be synergies there as well.  We will need to integrate our business into their ERP system which is always a lot of work but we have time to do it because this deal is not going to close until it's approved by the FTC so we have time to plan that in detail and we will, again, start Monday morning.
So we have all of these work streams that are being planned for which will give us, will deliver us synergies in a lot more actionable detail than what we have today.  Today we're sure about the amount, we're sure about the buckets but we don't have the actionable plans yet, we will only be able to have that once we're able to actually look into the two companies in detail.  That's going to start in earnest really after we get FTC approval but before we have to manage the companies as if they are standalone c companies.  So we can identify the work streams, we can build them, we can do all the planning, all the work, but we cannot actually do the transformation until we get FTC approval, so that's going to be when the dollars start to fall in the kitty, when we're able to start doing it and that's after FTC approval, but we're going to do all the planning ahead of time.
Benoît Potier
Pierre, if I may just add one thing to what you said.  When you look at what we did for Canada, actually transferred technologies, and I'm talking of volume, Pierre mentioned the overall and the cost synergies.  A cylinder is a very basic product as such but it can be totally unsophisticated and I would say it's mostly the case in the US.  It's rather different in Canada where we introduced, what we call top technologies, so everything related to the top, number one.  We have a tracking system in Europe which is quite efficient, there are a lot of things we can do here.
If you just think about what the Internet of Things is going to be in the future it's just putting intelligence on objects.  What is a cylinder?  It is an object, it a mobile asset and the value of this asset is probably five to six times the value of the gas inside, dependent on the gas of course.  But what it means is that if we think five years' ahead we will have to have a different approach of those assets and if we combine what we do already in Europe with the Internet of Things and all the services we can pass to customers there's a huge transformation of this business that can be done.  This is volume synergies.

Unidentified Company Representative
Other questions from the room here?  Okay, we can open up for maybe two questions from our callers and then we'll have to stop.
Operator
(Operator Instructions).  Our first question is from [Naomi Joy].  Please go ahead and ask your question.
Unidentified Participant
Hi, thank you for taking my questions.   Can you tell me if you've talked to the rating agencies?  Have they affirmed your ratings or anything like that?
Benoît Potier
Well it's a little bit early to actually report on that.  We are ready to talk with them, we know quite well the two major rating agencies, so we are prepared now to talk to them.  We don't expect big problems, we know all the metrics and what they are looking for so, as I said earlier, our goal is really to remain an A category rated company, this is why there's still a range in the capital increase at this stage, but very soon we will be clear on what they require, which ratio they are looking for.  But we had different sessions in the recent past with them so they are very familiar with the Air Liquide base plan.  We now need to plug Airgas on top of that, explain where the synergies are going to be and when and it won't take that long before they can have an opinion about that.  So we don't expect any problem or issues with the rating agencies.
Unidentified Participant
Thank you.
Operator
Our second question is from Larry.
Unidentified Participant
Yes, just looking on the refinancing chart on Page 24, is that implying you're going to bring about six or seven billion in dollars and euros in bonds?  And are you planning on refinancing any of the assumed debt so that you're a higher rated company?
Benoît Potier
It's not decided yet.  This is being studied and discussed.  What we know is that the equity will be in the €3billiion to €4billion because this is our assessment of what is required just to remain the A category.  In terms of the split between US and euro bonds we had the choice, we normally try to have a natural hedge and the company not to take foreign exchange risk so we're not going to finance everything in euros and have a cash flow in US dollars, we normally match the cash flow on the financing.
Now the split between the currencies and also the debt financing, the bank financing, is not decided yet.  I think the CFO is going to work on that starting, probably not tomorrow morning but the day after because she's in London, she's actually having interviews with investors, but it will take another couple of days before she starts.

We can come back to you and to the market rather quickly but it will take a couple of weeks to see any (inaudible).  But, again, if your question is related to is there a problem or a concern, the answer if flatly, no, no problem, no concern.  If your question is more related to how much precisely is it going to be between US dollars, euros and bonds and bank financing it's not 100% decided.
Now in the existing debts of Airgas there's a portion that we will keep as is and we will also refinance part of it.  We have taken that into account in our debt refinancing, so there will be a portion that will be refinanced, but not everything.
We'll come back to the market in due time with the accurate numbers but it's just a matter of weeks.
Next question.
Operator
There are no further questions in the queue.  Thank you very much for joining today's call.  I'd now like to pass the floor back to Mr. Potier for closing remarks.
Unidentified Company Representative
Thanks.  We do have one final question, well actually two final questions quickly in the room.
Unidentified Audience Member
It's only a remark at the end.  We just wanted to express our condolences for what happened in Paris and we hope that the Air Liquide employees and their families are safe and sound.
Benoît Potier
Thank you very much.  We really appreciate for that.  I can tell you that our immediate reaction was, of course, to check whether we had either the employees directly or indirectly affected.  It was not the case, we were fortunate.  It was a shock, a shock to the Air Liquide people but to the French people and I would say to the western world globally I think the target was not France it was the western world, our lifestyle and what our values are.  We've been, of course, expressing our sympathy to all the families, we've been checking also that the all the sites and the safety and security of our sites in France in particular is at the proper level.  The young people have been highly effected because these are the places where they are having their Friday nights and Saturday nights and I think it was exactly the purpose of this attack.  It will take time before the wounds will be heeled but we stand up, we think that the worst would be to retrench and disappear, I think we just have just to have a normal life and by our attitude to say that we believe in our values.  But I appreciate your comment and I thank you for that.
Unidentified Company Representative
Thank you very much.  We really appreciate you all joining us.  Again, please do not hesitate to contact us, everything is available on the website, we are available for conference calls and of course by email with the investor relations team.  Thank you so much.

[End]